EXHIBIT 99.1

Transcript of Interview of Daniel H. Mudd by Judy Woodruff on July 17, 2008
on The NewsHour with Jim Lehrer

JUDY WOODRUFF: Lawmakers on Capitol Hill have been closely inspecting a controversial new proposal to help stabilize the nation’s largest mortgage finance companies, Fannie Mae and its brother, Freddie Mac.

Treasury Secretary Henry Paulson laid out the emergency plan this weekend after the stock value of the companies took a plunge.

Together they hold or guarantee more than $5 trillion in mortgage debt. They are unique in that they are owned by private shareholders, but were created by a government charter.

The Bush administration plan would increase a credit line to Fannie and Freddie and allow the treasury to buy direct equity in the companies, if needed.

Daniel Mudd is the president and CEO of Fannie Mae, and he joins me now.

It’s good to have you with us.

DANIEL MUDD: Fannie Mae President and CEO: Good to be here, Judy.

JUDY WOODRUFF: First of all, as we sit here this evening, how financially sound is Fannie Mae?

DANIEL MUDD: Fannie Mae is very financially sound. We have the highest capital classification. Capital is the amount we have to buffer any potential losses. We have a very high classification from our regulator, more capital than we’ve had at any point in our history.

That said, we’re going through a very tough market. Everybody knows that the housing market has been down for a period of time. We expect it to bounce around the bottom for a while longer before it starts to recover, so we need to be ready for that.

JUDY WOODRUFF: But if your capitalization and the rest of it is as strong and sound as you say, why is this Treasury plan and this Bush administration plan necessary to help you out?

DANIEL MUDD: Well, there’s a lot of uncertainty out there, because all the capital markets, the lending markets are really built on confidence, confidence that homeowners have that they can buy and sell a home, move to the next place, that banks can make the loan, that those loans can be sold to Fannie Mae or Freddie Mac and traded around the world.

Confidence has gotten very jittery over the course of the past quarter or so. And, as we saw, a very tough week in the markets last week. I think everybody agreed, given the importance of these companies, that there be a strong backstop in case that kind of lack of confidence and that kind of jitteriness continued for too long. The past couple of days have been better, so we’re hopeful.

JUDY WOODRUFF: But as you know, there are critics, Daniel Mudd, who say that Fannie Mae has brought this on itself to some extent by resisting requirements that you raise the amount of capital you have that would have put you in stronger shape to withstand the kind of crisis you face right now?

DANIEL MUDD: Well, we have built capital. Over the course of the past year, we’ve added about $15 billion to our capitalization.

Nobody certainly predicted that we would see a trough of this depth. Now that we see it here, we started immediately to raise capital. We’ve built it up, and we’re fighting our way through.

JUDY WOODRUFF: Well, how likely — I mean, assuming this were to pass the Congress — and that’s not certain yet — how likely do you think it is that Fannie Mae would take advantage of what’s in the package, this line of credit, or that the Treasury would actually buy stock in the company?

DANIEL MUDD: I think it’s very unlikely. And I think everybody that has described it — whether Secretary Paulson, Chairman Bernanke, our regulator, Director Lockhart — as a backstop in case things turn out different than everybody predicts.

What we fully intend to do and what we are doing is running the business in a prudent, responsible way, making sure that that money is still flowing to communities all around America. I mean, we need that more than we’ve needed it ever before. So we’re keeping that going.

But having that backstop there, I think this is the right time to think about it and talk about it. I don’t think we’ll need it.

JUDY WOODRUFF: But as you know, there are those who say, “OK, what’s happening here is that this is going to be a federal, potentially a federal bailout of a quasi-private company to the tune of, what, tens of billions of dollars at least.” I mean, is that — I mean, is that a fair characterization?

DANIEL MUDD: I don’t think it is, Judy. You know, I think that the right characterization is a backstop during a time that the market is building confidence.

We’ve talked about doing this for a period of about 18 months. A lot of people see us moving through the crisis in that period of time. So there’s a backstop during that period of time.

And any type of interactivity with the government from a financial standpoint, folks have talked about a loan or an equity investment on normal commercial terms, not anybody giving anybody money. And I would point out in that, Fannie Mae has never taken a penny from the federal government.

JUDY WOODRUFF: Never taken a penny?

DANIEL MUDD: No.

JUDY WOODRUFF: Because of the way you’re structured.

DANIEL MUDD: Because of the way we’re structured.

JUDY WOODRUFF: Well, I want to ask you about that, because even your supporters point to what they say is sort of an inherent tension in the definition of Fannie Mae and Freddie Mac.

As a private company, you hold assets; you generate earnings; you want to do the best you can for your shareholders. On the other hand, as a company that was chartered by the federal government, it’s your job to find housing for people who need it to take risks.

Are those goals inherently incompatible with one another?

DANIEL MUDD: I don’t think they’re incompatible, but you’re exactly right to point out the tension. I mean, that’s the tension that was put into the system when it was created.

You know, we’ve had a policy in this country going all the way back to, really, to World War I that said we want people to own a stake in communities. We want them to live there. We want to build those communities. Families stay together. People get educated. The country is a better place for it.

What can we do to facilitate that? And the system we chose in the United States was to have private investment go to make that happen. In other countries, taxpayer money goes right into it. In this country, it’s private investment, gathered from all around the world by Fannie Mae and Freddie Mac, and put to use in American communities.

That’s why most Americans can rely on getting a mortgage, being able to buy and sell their house, and being able to build those strong communities. So it’s a tension, but it’s a tension that makes the system work.

JUDY WOODRUFF: Now, it was reported today that some of the Democrats in Congress want to add a requirement on this rescue proposal that would essentially have the government approving the pay package, the compensation package for all Fannie Mae and Freddie Mac executives, including you, of course. Is that something you’re prepared to go along with?

DANIEL MUDD: Well, I mean, I think if we ever got to the point that we needed that backstop, certainly, you know, the lot of accountability should be there. I don’t think we’re ever going to get there. And I think the main point is, back to the investment...

JUDY WOODRUFF: And, excuse me, when you say get to that backstop, you mean if this rescue plan were to be actually triggered?

DANIEL MUDD: Yes, that’s right. That’s right. That’s right. And we don’t intend on that. We’re not managing to that. I think it’s very helpful in terms of restoring confidence.

Right now, all of the burden has been borne by those that have invested in Fannie Mae. So back to your point, not a penny from the federal government. We’ve borne this through the share prices, through the private investment in the companies. That’s the way the system was supposed to work.

But we should also have the chance to use that private investment, to recoup the money, build back up, go through the trough to the other side. And on the other side, there’s a terrific market for home ownership, for investment in homes, for mortgages in this country. And so that’s why we’re pretty optimistic longer term.

JUDY WOODRUFF: Something else that has surfaced in the last few days is this sort of ongoing, bubbling criticism of Fannie Mae and Freddie Mac. You’ve spent something like $170 million over the last 10 years to lobby lawmakers, to get favorable treatment.

You have friends in high places, people working for you who’ve been in and out of government. Those critics say, and I’m quoting here, you’ve used your clout and your unusual status to almost create a regulation-free zone for yourselves. How do you answer that?

DANIEL MUDD: Well, we are out there every day making the case that we do want to have a stronger regulator. There’s a bill before Congress right now to develop a world-class regulator for Fannie Mae and Freddie Mac. And we’re in favor of getting that done.

There’s never been a time like now to see, as the stress in the system emerges, how important it is to have that regulator onsite and that regulator able to stand up and say, “I’m saying these companies are good.”

Our regulator has said that, but we do need to have the normal type of regulatory powers that you would see in banks or other large financial institutions. We’re not arguing against that at all.

JUDY WOODRUFF: But it’s not too late? I mean, why wasn’t this something that was pushed for earlier?

DANIEL MUDD: Well, we’ve been pushing for it for a couple of years through a couple of congresses. And there’s probably somebody else you should ask why it — why it’s taken so long. There have been other priorities in Congress, let’s say.

JUDY WOODRUFF: One last thing I want to ask you about. The head of one of the nation’s largest investment banks, JPMorgan Chase, said today he expects the home mortgage crisis to get even worse. He sees it slipping, already slipping out of just the subprime loans into the so-called much more sounder loans. And he’s saying we should expect much worse in the weeks and months to come. How do you see it?

DANIEL MUDD: Well, we think the rest of this year is going to be pretty tough. We expect home prices to decline into next year, as well, before you see a recovery.

There was a lot of lending. There was a lot of overconfidence, perhaps, in the housing market. That has certainly come out of it.

And as home prices kind of return to a more normal sustainable level, and as the type of mortgage products that are out there become safer and sounder, we’re restoring the market back to kind of a comfortable center.

Part of that comfortable center is the business that Fannie Mae does. And as that happens, then I think the market will start to resume a pretty nice course of growth.

JUDY WOODRUFF: And quickly, how essential is this rescue plan?

DANIEL MUDD: It’s an important backstop to make sure that there’s confidence in this part of the market. This is — we’re a large company, but we’re in one of the largest financial markets in the world. That’s an important market to have good confidence in.

And I think, through this process, a lot of officials have looked around and said, “These companies are important. They’re at the center. Let’s make sure they’re working and let’s make sure they’re safe.”

JUDY WOODRUFF: Daniel Mudd, the president of Fannie Mae. Thank you very much.

DANIEL MUDD: Thanks for having me.

[END]

This transcript contains forward-looking statements, which are statements about matters that are not historical facts. Although Fannie Mae believes that the expectations set forth in these statements are reasonably based, the company’s future operations and its actual performance may differ materially from what is indicated in the forward-looking statements in this statement. Factors that could cause actual results to differ materially from these statements include the company’s results of operations for the remainder of 2008; changes in accounting principles or practices, including changes in the rules governing qualified special purpose entities; recording a valuation allowance for its deferred tax asset; continued impairments of its assets; changes in investor confidence in the company; the effect of proposed and pending legislation. Additional factors that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s quarterly report on Form 10-Q for the first quarter of 2008 and its annual report on Form 10-K for the year ended December 31, 2007, including in each case the “Risk Factors” section, as well as the company’s reports on Form 8-K. These periodic and current reports, as well as all other forms that Fannie Mae has filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.